EXHIBIT 10.3

This letter agreement (the “Letter Agreement”), effective as of the date indicated below, in Section H, confirms our discussions concerning the decision of KeyBank National Association (“KeyBank”) to transition you from your position of Senior Executive Vice President and Chief Financial Officer by providing you enhanced separation benefits, as set forth herein. This Letter Agreement accordingly outlines the specific terms and conditions of the various benefits that will be made available to you as a result of your entering into this Letter Agreement with KeyBank. Please know that the benefits to be provided to you under the terms of this Letter Agreement constitute a full and final settlement of any and all claims and causes of action that you may have (or believe that your may have) against KeyBank, KeyCorp, and their respective Affiliates (hereinafter collectively and individually referred to as “Key”) including any claims under the KeyCorp Separation Pay Plan. For purposes of this Letter Agreement, the term “Affiliate” means any and all subsidiaries and related businesses of KeyBank and KeyCorp, together with all directors, officers, partners, employees, managers and related persons of KeyBank, KeyCorp and of such subsidiaries and related businesses.

A.	Your Agreements

1.	Your Termination Date

Effective June 30, 2013, by operation of this Letter Agreement and without any further action on your part, your employment, including any officer positions that you may hold with Key, will terminate (your “Termination Date”). However, Key may require you to relinquish your role and duties as Chief Financial Officer prior to your Termination Date. You may not execute this Letter Agreement until after your employment with Key has ceased. Please understand that if your employment should terminate by reason of (i) your voluntary resignation, or (ii) your termination for cause prior to your Termination Date you will have no rights to any of the payments or benefits provided under this Letter Agreement beyond pre-existing entitlements. For purposes of this Letter Agreement, if you commence employment on a full or part time basis within another area or department of KeyBank or with another KeyCorp affiliate, or if you accept employment with a third party prior to your Termination Date, you will be deemed to have voluntarily resigned under the terms of this Letter Agreement.

2.	Agreement to Maintain Confidentiality/Trade Secrets

You agree that you will not at any time, directly or indirectly, without written authorization from Key, knowingly make use of or disclose to any person or entity any confidential business-related, proprietary, or secret information, confidential knowledge, trade secrets, or other confidential data not in the public domain related to the business, products, services, employees, or practices of Key that you have acquired during your employment with Key, whether prepared by you or by another, provided, that this does not include any information (i) which has been disclosed to third persons by Key without restriction, (ii) was known by you prior to your employment with Key, (iii) is or becomes available to you or Key on a non-confidential basis from a source other than Key, or (iv) is independently developed by you after your Termination Date without violation of your obligations under this Agreement.

You also understand and agree that the confidential character and proprietary nature of any of the foregoing information does not become any less confidential or proprietary to Key because you may commit some of the information to your memory or because during your employment you may have maintained some of this information outside of Key’s offices. You agree to promptly return to Key all identification cards, company credit cards, computers, BlackBerry, smart phones, files, disks, work papers, customers, vendor, and employee records, and any other property belonging to Key that is in your possession or control as of your Termination Date. You also agree, upon Key’s request, to certify that you have returned the foregoing information and materials to Key.

You certify and agree that you have not sent, and will not send to your personal email or any other email address or account any confidential, proprietary, and/or trade secrets information belonging to Key and that you have returned or will return all hard copies (if applicable) of all confidential, proprietary, and/or trade secrets information belonging to Key that is either in your possession or under your control as of your Termination Date. You also certify and agree that you have not made and will not make, copies, downloaded, or transmitted electronically any of Key’s confidential, proprietary, and/or trade secrets information in any form or stored in any medium on your personal computer or any other place and that you have not disclosed, provided, or transmitted any such information or any copy thereof to any person or entity other than Key in the ordinary course of business.

3.	Agreement Not to Solicit Key Employees and Customers

You agree that you will not, without Key’s prior written consent, hire or solicit to hire on behalf of yourself or any other person or entity any employee of Key (whether an employee as of the date of this Letter Agreement or at any time thereafter until your Termination Date) or knowingly solicit business for yourself or any other person or entity which competes with Key from any customer or prospective customer of Key with whom you interacted or with whom you learned of during the course of performing your employment at Key, for a period of twelve months following your Termination Date.

4.	Agreement to Cooperate

You also understand and agree that notwithstanding any other provision of this Letter Agreement to the contrary, that at any and all times following your Termination Date, upon reasonable request by Key, you will make yourself available and you will cooperate with Key in connection with your previous responsibilities and assignments at Key which may include, but not be limited to, telephone and email inquiries, providing guidance and information as to processes, systems and procedures, including assisting Key on any litigation, investigations, audits or other matters relating, in whole or in part, to your responsibilities and assignments while employed at Key. Your full cooperation in connection with such matters will include being available, upon reasonable notice, to meet with employees, attorneys, and designated agents; to work with Key on matters that involved or related to your prior responsibilities and duties while at Key; to prepare for and attend any proceeding including depositions, consultations, discovery or trial; providing affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other proceeding affecting or involving Key; and for any other help and cooperation as may be requested by Key. Key recognizes that you may have duties and obligations to your then-current employer, and will work with you to attempt to avoid any conflicts therewith, including, as practical, scheduling meetings outside of normal business hours. Key will reimburse you for your reasonable business expenses incurred in your providing assistance to Key as permitted under Key’s reimbursement policies.

5.	Agreement not to Disparage

You also agree that you will not disparage Key or any of their Affiliates, entities, products, services or practices. Key will not authorize anyone or any entity to disparage you.

6.	Defense and Indemnification

In accordance with Ohio law and Key’s Director and Officer’s Policy, Key will provide you with defense and indemnification with regard to the services and the duties that you performed for Key so long as you worked within the scope of your employment and you operated in good faith during your employment.

B.	Benefits to Be Provided to You

1.	Salary Continuation Benefit

You will receive continued payment of your current base salary of $650,000/year, less required deductions, which shall be paid to you on a bi-weekly basis in accordance with Key’s normal payroll procedures for a period of twelve (12) months, from July 1, 2013 through July 1, 2014 (“Salary Continuation”). All voluntary payroll deductions will cease as of your Termination Date. In addition, your participation in Key’s 401(k) Plan and Deferred Savings Plan ends as of your Termination Date.

2.	Health Care/COBRA

In addition to the foregoing payments of Salary Continuation, you also will be eligible to continue your Key Medical, Dental and/or Vision Plan participation (if applicable) under the provisions of COBRA at the Key employee group rate from July 1, 2013 through July 1, 2014. Please note, that should you obtain new employment outside of Key during this period, while your Salary Continuation will continue until it is fully paid, your participation in Key’s Medical, Dental and/or Vision Plan(s) at the employee rate will end and your continued COBRA coverage, if any, will automatically become the statutory COBRA rate. You agree that you will notify Key promptly if you obtain new employment during the Salary Continuation period. You are eligible to participate in the Key Retiree Medical Plan. Please be advised that you have twelve months from your Termination Date to elect to participate in this plan. In addition, prior to your Termination Date, you remain eligible to receive an executive physical, if you so choose.

3.	Payment of 2013 Incentive Compensation

You will, subject to the foregoing provisions, be entitled to a Short Term Incentive Compensation (“STIC”) award for the 2013 plan year equal to 50% of the award payable to you based on Key’s performance under the 2013 KeyCorp Annual Incentive Plan, and as shall otherwise be determined by the terms of the Plan document and payable as of the date(s) provided for in the Plan. You will not be eligible to receive any long-term incentive compensation for any period after your Termination Date.

4.	Mandatory Deferral

Amounts that were required to be withheld from your annual incentive awards under Key’s Mandatory Deferral Program will continue to vest. Payment of these deferred amounts will be made in the form of KeyCorp common shares following the applicable vesting date(s). Key will consider the target amount of your 2013 long term incentive opportunity for purposes of determining whether any portion of your 2013 annual incentive is required to be deferred.

5.	KeyCorp Long-Term Incentive Awards

As of your Termination Date, you will vest in approximately 241,313 shares (which will be adjusted to reflect any dividends reinvested in additional shares after the date of this Letter Agreement)) with respect to all long-term incentive compensation and retention awards that have been granted to you under Key’s equity compensation plans, other than any equity awards granted to you as deferred annual incentives, which will continue to vest in accordance with their terms. A pro rata number of your unexercisable stock options will vest and become exercisable in accordance with the terms of Key’s equity compensation plans, award agreement(s) and/or corporate resolutions evidencing the award of such stock options. Exercisable stock options will remain exercisable for such period or periods as set forth in the applicable equity compensation plan or the award agreement or corporate resolutions evidencing the award of such stock options. Vested awards will remain subject to the terms and conditions of the relevant plans and/or award agreements that are contained within each respective equity award agreement and the Plan. All KeyCorp awards that do not vest under the provisions of this paragraph will be forfeited as of your Termination Date.

Pursuant to the terms of the KeyCorp 2010 Equity Compensation Plan (“Equity Plan”), and the terms of long term incentive awards granted to you to date, including, but not limited to, those granted on May 19, 2011; March 2, 2012; and March 2, 2013, you recognize and agree that, if you engage in any “Harmful Activity,” as such term is described in the Equity Plan, prior to or within six months after your Termination Date, any not vested Restricted Stock Units or Performance Shares not otherwise forfeited at the time of your termination shall be immediately forfeited and all vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other equity awards provided to you within one year prior to your termination of employment shall become immediately forfeited, with all profits realized by you from your sale of such stock, units, shares or awards inuring to and becoming payable to KeyCorp upon KeyCorp’s demand.

You recognize and agree that your equity awards remain subject to risk adjusted vesting, forfeiture and clawback in accordance with KeyCorp’s Incentive Compensation Program and Policy, as the same may be in effect from time to time.

6.	KeyCorp 401(k) Savings Plan

In conjunction with your termination from Key, you will become eligible to receive a distribution of your vested KeyCorp 401(k) Savings Plan (the “Savings Plan”) participant contributions and Key’s employer contributions, in accordance with the terms of the Savings Plan.

7.	Distribution of Your Vested Deferred Savings Plan Benefit

You also will be eligible to receive a distribution of your vested Deferred Savings Plan benefit including Key’s matching contribution amount following your Termination Date. Distributions under the Deferred Savings Plan shall be made in accordance with the terms of the Deferred Savings Plan and your previous distribution election(s).

8.	Distributions of Your Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan

In connection with your termination from Key, you also will be eligible to receive distributions of your vested Cash Balance Pension Plan Benefit and vested Second Excess Cash Balance Pension Plan Benefit. Distributions under each plan shall be made in accordance with the terms of the applicable plan and your previous distribution election(s).

9.	Outplacement Services

You also will be eligible to receive career assistance services through Key’s Executive Outplacement service provider for up to six months, provided that you commence such services by no later than December 1, 2013. Should you not gain suitable alternate employment by the end of this initial six month period of employment, Key, in its sole discretion, may afford you additional outplacement assistance through its chosen Executive Outplacement service provider for up to an additional six months. Please contact your Human Resources Director.

10.	Unemployment Compensation

Should you apply for unemployment compensation benefits, Key will not object to your receipt of such benefits, provided that you have otherwise complied with your obligations under this Letter Agreement.

11.	Reference Requests

In response to prospective employers inquiring about you, Key will follow its neutral reference policy through its vendor wherein only dates of employment and last position held will be provided.

12.	Paid Time Off

Following your Termination Date, you will be paid for your accrued but unused PTO days in accordance with Key’s Paid Time off Policy.

C.	Full Understanding of the Parties

This Letter Agreement and the benefits outlined herein represent the complete understanding and agreement between the parties hereto and it supersedes all prior or contemporaneous oral or written understandings on the subjects contained herein; however, the parties agree and recognize that the post-employment restrictive covenants set forth herein are in addition to, and supplement those existing as of the Effective Date of this Agreement. No one relies on any representations, oral or written, on the effect, enforceability, or meaning of this Letter Agreement, except as is specifically set forth in this Letter Agreement. This Letter Agreement can only be modified or waived, in whole or in part, by a writing signed by all of the parties to this Letter Agreement. A facsimile of this Letter Agreement shall be treated in all respects as an original document and counterparts of this Letter Agreement may be executed separately and taken together will be treated as one complete original document. This Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, affiliates, successors, and assigns. This Letter Agreement shall be governed by Ohio law without regard to conflicts of laws principles. If any term, condition, clause or provision of this Letter Agreement shall be determined by a Court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision that is determined to be void or invalid shall be stricken from the Letter Agreement and the remainder of the Letter Agreement shall remain in full force and effect in all other aspects. You agree that any rule of law or decision that would require interpretation of any claimed ambiguity in this Letter Agreement against the party that drafted it has no application to this Letter Agreement and is expressly waived.

D.	Release of KeyBank and KeyCorp

In consideration for KeyBank and KeyCorp entering into this Letter Agreement and providing you with the full payments and benefits enumerated above, you, for yourself and your heirs, legal representatives, and assigns, release acquit, and forever discharge KeyBank and KeyCorp, and their respective Affiliates (as applicable, in both their individual and corporate capacities), predecessors-in-interest, successors, and assigns, jointly and severally, from any and all liabilities, attorneys’ fees, obligations, duties, undertakings, agreements, contracts, compensation, incentive compensation, separation pay, severance, employee benefits, plans, policies, practices, claims, demands, damages, proceedings, actions, and causes of action of every kind, nature, and character, which you have had, now have, or may have in the future for events occurring from your date of hire with Key up to and including the Date of your Execution of this Agreement, as indicated below, whether known or unknown, suspected or unsuspected, that are by reason of, or in any manner whatsoever connected with, or growing out of, your employment relationship with KeyBank and KeyCorp, and their respective Affiliates and their predecessors-in-interest, or the termination of those employment relationships, including, without limitation, any claims or causes of actions of alleged tortious, wrongful, unlawful, or improper act or conduct or any discriminatory events, acts, patterns, or practices or the continuing or future effects thereof arising under state or federal law, including but not limited to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, ERISA, state discrimination laws, the KeyCorp Separation Pay Plan, and/or any alleged violation or breach of any express, implied, or implied-in-law contract, agreement, promise, or duty, or any claim of wrongful discharge, violation of public policy, emotional distress, degradation, reputation, humiliation, and any claim for compensatory, liquidated or punitive damages, back pay, front pay or any claim for reinstatement. Notwithstanding anything to the contrary in this paragraph, nothing herein shall prohibit you from filing a charge or complaint with or from participation in any investigation or proceeding of the U.S. Equal Employment Opportunity Commission or the applicable state or local Fair Employment Practices Agency; however, you agree that you will not be entitled to any further monetary compensation from KeyBank, KeyCorp or their Affiliates in addition to that which is provided under this Letter Agreement. The foregoing release shall not apply to the obligations of Key to perform its requirements under the terms of this Letter Agreement.

E.	Rights and Acknowledgments

You acknowledge and agree that this Letter Agreement contains a waiver of your rights under the Older Workers Benefit Protection Act (“OWBPA”) and the Age Discrimination in Employment Act (the “ADEA”) and you have specifically been advised that:

(1)	the waiver is part of an agreement between you and your employer which is written so that you understand it;

(2)	the waiver specifically refers to rights or claims under the ADEA;

(3)	you do not waive any rights or claims that you may have after the date of your execution of this Letter Agreement;

(4)	your waiver is in exchange for consideration that is more valuable than what you are already entitled to;

(5)	you may discuss any and all aspects of the matters addressed in this Letter Agreement with legal counsel of your choice;

(6)

you may consider the terms and conditions of this Letter Agreement for a period of up to and including twenty-one (21) days following the date this Letter Agreement was presented to you for your review (the “Consideration Period”); and

(7)

you may revoke this Letter Agreement by serving KeyCorp with written notice of revocation to the Secretary and General Counsel, 127 Public Square, 2nd Floor, Cleveland, Ohio 44114, delivered within seven (7) calendar days after you execute this Letter Agreement.

You acknowledge that you have been given at least 21 days to review and consider this release and Letter Agreement and, if you sign it before 21 days has passed, you do so of your own free choice. You understand that any material changes made to this release and Letter Agreement will restart this 21-day period.

You further acknowledge and agree that: (1) you have been specifically advised that by signing this Letter Agreement you are forever giving up your legal rights to sue KeyBank, KeyCorp and their respective Affiliates for the subject matters of this Letter Agreement; (2) you have carefully read and fully understand all of the provisions of this Letter Agreement; (3) you have not relied on any representations of KeyBank, KeyCorp or any of their Affiliates to induce you to enter into this Letter Agreement, other than as specifically set forth herein; (4) you are fully competent to enter into this Letter Agreement; (5) you have not been pressured, coerced or otherwise unduly influenced to enter into this Letter Agreement; and (6) you have voluntarily entered into this Letter Agreement of your own free will.

F.	Key’s Remedies

You understand that if you breach any of the provisions of this Letter Agreement, Key and their Affiliates will be entitled to injunctive relief (without the necessity of posting any bond), in addition to any and all other rights and remedies that it may be entitled to under the law or other contractual provisions. In the event that Key is required to seek injunctive relief under the provisions of this Section F, you recognize and agree that Key will also be entitled to be reimbursed for the cost of its attorney fees relating to such legal action.

Notwithstanding anything to the contrary in this Letter Agreement, Key’s obligations under the terms of this Letter Agreement, including but not limited to its obligations to pay you Salary Continuation, COBRA at the employee group rate during the Salary Continuation period, the payment of an incentive compensation award for the 2013 performance period, and any vesting in your unvested equity awards, shall cease under this Letter Agreement upon the occurrence of any material breach by you of any of your obligations under this Letter Agreement or that you otherwise have to Key during or following your employment, including, without limitation, (i) your obligations to return all Key owned property and to cooperate with Key as provided above, (ii) your obligations regarding confidentiality and non disparagement hereunder, (iii) the preservation of Key’s trade secrets, non-public information, intellectual property, and (iv) your obligations to not solicit or hire Key’s employees, and/or to not solicit Key’s customers following your termination. In the event that a court of competent jurisdiction determines that you have materially breached this Letter Agreement or obligations that you otherwise have to Key you will be required to repay Key for any amounts paid to you under this Letter Agreement.

G.	Compliance with Section 409A; Mandatory 6-Month Hold-Back

It is the intent that this Letter Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), and this Letter Agreement shall be administered in a manner consistent with that intent. Notwithstanding any provision of this Letter Agreement to the contrary, in the event that any payment or benefit hereunder is determined to constitute a “deferral of compensation” that is subject to Section 409A, then, to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided, or commenced until the first business day of the seventh month following your “separation from service” (as that term is defined under Section 409A) (or if earlier, following your date of death).

H.	Effective Date

This Letter Agreement shall only become effective following your execution of the same after your employment with Key has ceased, your delivery to Key (Attn: Secretary and General Counsel) of two (2) original signed copies of the Letter Agreement and the expiration of the seven (7) day revocation period provided for in Section E hereof.

I.	Signature

If the foregoing is acceptable, please sign and date this Letter Agreement and return the same to the undersigned.

Key extends its best wishes to you in your future endeavors.

Sincerely, KeyBank National Association

By:	/s/ Craig A. Buffie

Craig A. Buffie
Printed Name

Chief Human Resources Officer
Title
June 30, 2013
Date of Execution

ACKNOWLEDGEMENT

            Of

            Jeffrey B. Weeden

I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS LETTER AGREEMENT, INCLUDING MY WAIVER OF CLAIMS AGAINST KEYBANK, KEY CORP. AND THEIR RESPECTIVE AFFILIATES. I HAVE NOT RELIED UPON ANY OTHER REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, OTHER THAN AS EXPRESSED IN THIS AGREEMENT. I HAVE HAD THE OPPORTUNITY, IF SO DESIRED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS LETTER AGREEMENT.

AGREED TO this 30th day of June, 2013

(“Date of Execution”)

/s/ Jeffrey B. Weeden
Jeffrey B. Weeden